Exhibit 8.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

March 31, 2005

Bank of America Corporation

BAC Capital Trust VII

BAC Capital Trust VIII

BAC Capital Trust IX

BAC Capital Trust X

BAC Capital Trust XI

BAC Capital Trust XII

Bank of America Corporate Center

Charlotte, North Carolina 28255

Ladies and Gentlemen:

We have acted as tax counsel to each of Bank of America Corporation (the “Corporation”), a Delaware corporation, and BAC Capital Trust VII, BAC Capital Trust VIII, BAC Capital Trust IX, BAC Capital Trust X, BAC Capital Trust XI and BAC Capital Trust XII (each a “Trust” and collectively the “Trusts”), in connection with the filing of a shelf registration statement on Form S-3 by the Corporation and the Trusts (the “Registration Statement”) registering up to an aggregate of $5,000,000,000 of capital securities (the “Capital Securities”) which may be issued by any of the Trusts. Each Trust is a statutory trust organized under the Delaware Statutory Trust Act. The Corporation will issue junior subordinated notes (“Junior Subordinated Notes,” and, together with the Capital Securities, the “Securities”), which will be purchased by the Trusts, in an aggregate principal amount equal to the aggregate liquidation amount of the Capital Securities issued by the Trusts.

We hereby confirm that, although the discussion set forth under the heading “United States Federal Income Taxation” in the Registration Statement does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities, in our opinion, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “United States Federal Income Taxation” and “Legal Matters” in the Registration Statement to be filed by the

March 31, 2005

Corporation with the Securities and Exchange Commission. We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “United States Federal Income Taxation” set forth in the Registration Statement filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP